Exhibit 10.07

March 15, 2007

William Losch

[OMITTED]

[OMITTED]

Dear Bill,

It is our pleasure to offer you employment with MobiTV, Inc. as Chief Financial Officer reporting to Phillip Alvelda. Your anticipated start date will be no later than June 4, 2007 and you will be located in our Emeryville office.

Your salary will be $250,000 annually. In addition you are eligible to participate in the Company’s MBO Bonus Program. Your target annual bonus is forty percent (40%) of your annual salary. Your actual bonus will be paid annually and will be based upon achievement of the Company’s financial objectives and fulfillment of your individual quarterly goals. Your bonus will be prorated to your start date. However, you must be employed on the last day of the year to be eligible for a bonus in that year.

MobiTV will pay you a bonus to reimburse you for your relocation to the San Francisco Bay Area (the “Relocation Bonus”) in the following amounts: (1) a one-time payment of $10,000, (ii) reimbursement for a one time house-hunting trip to the Bay Area not to exceed $1,500 (must be used before your start date with MobiTV), and (iii) payment of the actual and documented costs of temporary housing in the Bay Area for ninety (90) days in accordance with the Company’s standard relocation reimbursement policy. Amounts received by you or paid to a third party on your behalf in connection with such Relocation Bonus will be reported as taxable income to you in the year received as required by applicable tax law. As part of your relocation package, MobiTV will gross-up the Relocation Bonus to cover the applicable taxes thereon. The Relocation Bonus is conditional upon, and is not earned until, you have satisfactorily completed twelve (12) months of employment with the Company. In the event that you voluntarily terminate your employment with the Company prior to the date that is twelve (12) months after the date that your employment commences, you agree to repay the Company one hundred percent (100%) of the Relocation Bonus by personal check or other negotiable instrument within thirty (30) days following your termination date. By signing below, you further authorize the Company to deduct and withhold from your final paycheck or other earned compensation a reasonable installment amount of the unearned Relocation Bonus.

As an added incentive, subject to approval by the Compensation Committee of the Company’s Board of Directors, you will be granted an option to purchase 800,000 shares of MobiTV common stock pursuant to the Company’s Amended and Restated 2000 Employee and Consultant Equity Incentive Plan (the “Plan”). This grant shall be an incentive stock option to the extent permitted by law. Under current IRS regulations, to the extent the option’s cumulative price exceeds $100,000 in a calendar year that portion of the grant will be a nonqualified option. The options will be granted at an exercise price equal to the fair market value of the stock on the date of the grant and will vest 25% at the end of the first full, continuous year of employment with monthly vesting thereafter at the rate of 1/48th of the total grant. Vesting will, of course, depend on your continued employment with the company.

In addition, if a Corporate Transaction (as defined below) occurs and, in connection with such Corporate Transaction or within twelve (12) months following such Corporate Transaction, (i) you are terminated by MobiTV without Cause (as defined below) or (ii) there is a Constructive Termination (as defined below) and you terminate your employment with MobiTV within six (6) months following such Constructive Termination, then one hundred percent (100%) of the then remaining unvested shares subject to your option will immediately vest.

A “Corporate Transaction” means the occurrence of any of the following events: (i) any sale or exchange of the capital stock by the stockholders of MobiTV in one transaction or series of related transactions where more than 50% of the outstanding voting power of MobiTV is acquired by a person or entity or group of related persons or entities; or (ii) any reorganization, consolidation or merger of MobiTV where the outstanding voting securities of MobiTV immediately before the transaction represent or are converted into less than fifty percent 50% of the outstanding voting power of the surviving entity (or its parent corporation)

immediately after the transaction; or (iii) the consummation of any transaction or series of related transactions that results in the sale of all or substantially all of the assets of MobiTV.

A termination for “Cause” will exist at any time after the happening of one or more of the following events: (i) willful misconduct in the performance of your duties to MobiTV where such willful misconduct is materially and demonstrably injurious to MobiTV; (ii) commission of any act of fraud with respect to MobiTV; (iii) your conviction of a felony involving moral turpitude that is reasonably likely to cause material harm to the standing or reputation of MobiTV; (iv) material and willful failure to follow the lawful written directions of the MobiTV’s Board of Directors or Chief Executive Officer, provided such failure has not been cured within 30 days following a written notice from the Board of Directors of MobiTV; or (v) material violation of MobiTV’s Code of Business Conduct and Ethics. For purposes of the above definition, no act, or failure to act, by you shall be considered “willful if done, or omitted to be done, by you in good faith and in the reasonable belief that your act or omission was in the best interest of MobiTV and/or required by applicable law.

A “Constructive Termination” means the occurrence of any of the following events: (i) any reduction in your base salary or material reduction in benefits, in each case not agreed to by you; (ii) a material reduction in your job duties and responsibilities, not agreed to by you, that is inconsistent with your prior duties and responsibilities; or (iii) a requirement that you relocate to an office outside of the San Francisco Bay Area.

You will be eligible to receive standard MobiTV benefits effective on your first day of employment. MobiTV may modify, revoke, suspend or terminate any of the terms, plans, policies and/or procedures described or otherwise communicated to you, in whole or in part, at any time, with our without notice.

Additionally, under the terms of the Immigration Reform and Control Act you are subject to the Act’s provisions. In order to comply, you must be an American citizen or have the authorization to work in the United States. In either case, verification is required within 3 days of your dale of hire. Please bring the appropriate documentation with you on your first day. (Please see attached Form I-9 for “List of Acceptable Documents”).

MobiTV is extending you this offer based upon your general skills and abilities and not your possession of any proprietary information belonging to your current or former employers. Should you decide to accept this offer, MobiTV requests that you do not disclose any such information or bring any materials belonging to any former employer. Further, you represent and warrant to MobiTV that you are not bound by any restriction or covenant not to compete that would prevent you from performing your expected job duties at MobiTV.

We hope that this will be the beginning of a long and rewarding employment relationship. However, you are not being promised any particular term of employment. You understand that your employment is at-will. You are not being offered employment for a definitive period of time and either you or MobiTV may terminate the employment relationship at any time and for any reason without prior notice. MobiTV’s policies, compensation and benefits may be amended at MobiTV’s discretion.

This offer is in effect through March 19, 2007. In accordance with standard MobiTV policy, this offer is contingent upon you: (a) completing and executing the enclosed Confidential Information and Invention Assignment Agreement, (b) and returning a signed copy of this letter to MobiTV prior to close of business on March 19, 2007.

We believe that you will make a significant contribution to the company. I am looking forward to you accepting this offer and joining us in this exciting new venture. If you have any questions, please call.

Very truly yours,

Phillip Alvelda

Chairman and CEO

By my execution of this letter, I accept the offer of employment (and all of the terms and conditions) above.

Signature:	/s/ WILLIAM E. LOSCH
Print Name:	William E. Losch
Date:	3/15/07

Complete the following information and return a fax copy of the letter and acceptance to (801) 216-7037, attention Amy Sequeira, Human Resources Department, along with the complete, signed Employee Proprietary Information Agreement. Keep copies for your records.

To initiate the new hire process, please complete the following information:

Social Security Number: [OMITTED]

Date of Birth: [OMITTED]

Marital Status: [OMITTED]

Actual name on business card

Please print below how you would like your name to appear on your business card.

William E. Losch

Business Card title: Chief Financial Officer